Exhibit 99.1
GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

GLOBAL INDUSTRIES
Moderator: Andy Smith
February 24, 2011
9:00 am CT

Coordinator:	Welcome to Global Industries Fourth Quarter Earnings conference call. At this time, all participants are in a listen-only mode.

Coordinator:	After the presentation, we will conduct a question-and-answer session. To ask a question at that time, press star, then 1.

Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

On the call this morning are John Reed, chief executive officer, Andy Smith, chief financial officer, and Ashit Jain, chief operations officer.

I would like to now turn the meeting over to Mr. Andy Smith. Sir, please begin.

Andy Smith:	Thank you and good morning. I’d like to welcome everyone to the Global Industries Fourth Quarter 2010 Earnings conference call. The call is being recorded and will be available on our Web site at globalind.com.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Before we begin, I would like to remind everyone that certain of our comments and responses to questions reflect our current views and assumptions and are considered forward-looking statements as defined in securities laws and regulations and may include risks and uncertainties which are more fully described in our filings with the Securities and Exchange Commission. Interested parties are directed to our Web site for access to our SEC filings.

Now I’ll turn it over to our Chief Executive Officer, Mr. John Reed. John?

John Reed:	Thanks, Andy. Good morning and welcome to our call. Before I turn it back over to Andy for financial results and A.J. to go through operating results, I want to update our progress against strategic initiatives.

As reported last quarter, our core team of executives is in place and our personnel efforts are now focusing on filling positions in project management, engineering and supply chain to further strengthen our project execution.

Our vessel divestiture program is essentially complete and any further divestitures will be on a case by case basis as the character of our projects transition toward deep water.

With respect to project execution, we’ve taken remedial steps to stem the losses we absorbed in the third quarter on our (Pemex) line 59 and 58 projects and those efforts have been successful with no further deterioration noted. In addition, a strong effort on our other projects particularly in the Gulf of Mexico and Asia Pacific resulted in our best quarter of EBITDA performance.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

To improve business acquisition, we’ve added some senior personnel with broad experience in pipelay installation and a good customer contact base to enhance our targeting of projects and increase our way of percentages.

Looking forward, we have segregated our dollar bid buy-in statistics into bids in-house and outstanding and bids expected in the next 90 days to give a clearer picture of the future market situation.

Bids in-house and outstanding have increased from $1.7 billion in November last year to $2.6 billion in January this year. Bids expected in the next 90 days stand at $3.9 billion indicating a growing bid volume to come. The most active region continues to be Asia Pacific followed by the Middle East.

Turning to the Gulf of Mexico, activity continues to remain low although some permits have been approved. However, in our North American sub-sea and offshore construction segments, we have delivered positive operating results thanks to high utilization of some of our MSVs primarily on work not driven by permitting. We continue to believe the upturn in the Gulf will be slow but increasing over the course of 2011.

Lastly, we successfully completed the mission equipment trials on the G1200 and are prepared to mobilize to our first project on April 1 this year. Our first project is for Dubai Petroleum Establishment and we’ll utilize both our pipelay capability and structural capability as the scope of work also includes the design, fabrication, and installation of a small, fixed structure.

The G1201 remains on schedule and budget and will be delivered in the third quarter of 2011.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

We continue to actively target and bid projects for both the G1200 and the G1201 worldwide, include now projects in Australia where we are in the process of establishing a presence.

Finally, we’re also looking towards West Africa to develop future opportunities for these vessels primarily in Angola, Ghana, and Equatorial Guinea.

With that, I’ll turn it back over to Andy.

Andy Smith:	Thanks, John. Before I begin, I want to direct anyone who has not seen it to the corrected press release, which we issued late last night. Subsequent to the issuance of our earnings release, an adjustment was proposed by our auditor’s national office, which took a narrow view of the need for a valuation allowance to be recorded against deferred tax assets arising out of our Mexican operations.

Company still believes the Company will ultimately realize the benefit of these deferred tax assets. However, as the adjustment was proposed by our auditor, we felt obligated to make the change and reissue the press release.

Note that this entry, which effectively increased income tax expense in the period and reduced the carrying value of our deferred tax assets, is a non-tax item which should reverse if our Mexican operations return to profitability before the net operating loss carry-forward period of ten years expires. I apologize for any confusion this may have caused.

For the fourth quarter of 2010, consolidated revenues were $150 million compared with $146.3 million for the same quarter last year. Gross profit was $20.1 million for the fourth quarter compared to $8.6 million for the same

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

quarter last year. Net loss attributable to common shareholders was $47.9 million or 42 cents per diluted share for the fourth quarter of 2010 compared to net loss of $5.3 million or 5 cents per diluted share for the fourth quarter of 2009.

I’d like to spend some time on items included in the fourth quarter results which require special comment. First, during the quarter, as a result of our periodic asset impairment test, we recorded a $43.8 million impairment of the book value of the Hercules DLB vessel.

Contributing to the impairment is reduced visibility of the project opportunities in the Gulf of Mexico resulting from the difficult market conditions in the 2010 Gulf oil spill.

Also during the quarter, the Company made the decision to terminate the charter agreement on the Titan II vessel which has been used primarily in our Latin American segment servicing the Mexico market. With the determination to end the charter agreement, a write-down of improvements to the vessel of $7.9 million was recorded as an impairment in the fourth quarter.

We also had other miscellaneous asset impairments of $1 million for a total impairment cost of $52.7 million for the quarter. Offsetting the impairments, the Company finalized the sale of the DLB 332 resulting in a $7.3 million gain in the fourth quarter.

As John mentioned, the G1200 sea trials have been successfully completed. In conjunction with the startup of this vessel, the Company incurred a one-time startup cost of $2.4 million in the fourth quarter for supplies and spares.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Finally, the late adjustment to income taxes which I previously described reduced net income $12.9 million in the fourth quarter.

Excluding the impairments gain on the sale of the 332, G1200 startup costs and the income tax valuation allowance, net income for the quarter would have been $1 million or 1 cent per share.

As to future vessel sales, we expect to finalize the sale of the Cherokee in the first quarter of 2011 with an expected gain of $9.5 million. We do not foresee any other major impairments or vessel sales in the immediate future, but we’ll continue to evaluate our operations both onshore and offshore and make any necessary changes, which can improve the marketability of our fleet and/or the efficiency of our operations.

Now let me get to the income statement. Revenue for the fourth quarter 2010 increased slightly to $150 million from $146.3 million in the fourth quarter of 2009. As compared to the 2009 quarter, increased revenue in Latin America of approximately $41 million more than offset declining revenue in the other three segments.

The Latin America revenue increases are primarily attributable to the ongoing Line 59 and 58 projects in Mexico and the completion of the DSV charter in Brazil. The Line 59 and 58 projects are expected to complete in the first quarter of 2011.

Gross margin increased to $20.1 million in the fourth quarter 2010 from $8.6 million in the fourth quarter 2009 primarily as a result of improving performance on projects at or near completion during the quarter. Quarter’s gross profit also included the $2.4 million of startup expense for supplies and spares on the Global 1200.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Excluding the startup cost, the Company’s gross profit for the fourth quarter would have been $22.5 million or 15% of revenue, which reflects the positive contribution of the project closeouts during the quarter.

In the fourth quarter, SG&A totaled $17.9 million — an increase of $4.4 million over the same period last year. Several items make the year-over-year comparison of SG&A difficult.

First, the 2010 amount includes an accrual of $1.3 million related severance and retirement benefits while the 2009 amount was favorably affected by the reversal of amounts accrued under the Company’s annual bonus plan of $2.8 million. Normalizing for these amounts, SG&A for the fourth quarter of 2010 would be $16.6 million and 2009 would be $16.3 million for a quarter-to-quarter variance of $300,000.

Interest expense of $2.4 million for the fourth quarter was approximately $700,000, improved from the 2009 fourth quarter amount, reflecting the increased percentage of capitalized interest associated with the construction of the Global 1200 and 1201. Interest income declined approximately $200,000 year-over-year to $239,000 as a result of lower returns on our available cash. Other expense totaled $824,000 and primarily consisted of foreign exchange losses.

During the quarter, we booked $46.3 million of new work and at December 31, 2010, our backlog stood at $170.8 million. Our scope of work under our frame agreement with PETRONAS was not received in the fourth quarter and as such was not included in our year-end backlog. We have since received our initial base scope of work, which we estimate to be valued at approximately $60 million for 2011.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

At December 31, our cash balance stood at $353 million, up sequentially from $322 million at September 30, primarily as a result of cash received for vessel sales and good working capital management.

During the quarter, we spent $44.8 million on capital expenditures and remaining commitments on the Global 1200 and 1201 were approximately $130 million at December 31.

As we noted in our previous call, we were unable to meet certain of the covenants contained in our revolving credit facility in the third quarter of 2010. We have since amended our revolving credit facility to allow the Company, at its discretion, to satisfy covenants through either traditional compliance or cash collateralization of the amount of letters of credit outstanding.

This amended facility gives the Company additional flexibility to satisfy its covenants during this period of limited visibility. As of February 21, the Company had $24.9 million of letters of credit outstanding.

Finally, as we have noted in past calls, the Company has been transitioning from a regional operating structure to a more centralized approach which focuses on global opportunities for our vessels. As our fleet capabilities and mobility have improved, we will manage these assets centrally from Houston and continue to streamline our operations to provide an efficient cost structure which fits our revenue opportunity.

In conjunction with this effort, beginning in the first quarter 2011, we will report our results in two new segments — construction and installation services and other offshore services.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Construction and installation services will capture project work performed on a fixed-price or unit-price basis where the Company takes responsibility for managing a project scope which may include material procurement, third-party subcontractors, and includes a substantial project management effort. Other offshore services will include our diving operations and day-rate, time and materials, or cost plus work.

We feel this restructuring of our operations, and importantly, our reporting provides a better understanding of the risks and opportunities involved in our business. In conjunction with the change of reporting segments, we will reissue re-segmented historical financial results prior to or concurrent with our first quarter earnings release.

I will now turn it over to A.J. for comment on our operations during the quarter.

Ashit Jain:	Thank you, Andy, and good morning, everyone. Just to give you a quick update on our project activities, during the fourth quarter, our project activities included work on two major construction projects in Mexico, two projects in Asia/Middle East, and one in Brazil. The project activity in U.S. Gulf included several smaller dated projects for our dive-support vessel fleet.

The overall utilization of vessels in the fourth quarter was 52% as compared to 41% during the fourth quarter of 2009.

The Line 59 and 58 projects in Mexico for which we had both losses during third quarter continue to perform as per the recovery plan without further deterioration.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

At the end of fourth quarter, the Line 59 project was approximately 85% compete and the Line 58 project was approximately 70% complete. Both these projects are expected to be completed during the first quarter. We are reasonably confident that these projects will be completed as per the recovery plan.

As mentioned earlier by Andy, the financial results for the fourth quarter were positively impacted from favorable closeout of (TGI) and PETRONAS projects in Southeast Asia and the DSV charter contract in Brazil. The favorable closeout of these projects was the result of good project execution and change order management.

Following along from John Reed’s comments on the new builds, we took delivery of the Global 1200 during the fourth quarter and since then have successfully completed operations sea trails that involve installation of a large-diameter pipeline in offshore Malaysia. We are currently preparing the vessel for its first assignment in Middle East due to start during second quarter this year.

Also, the construction of our second vessel Global 1201 continues as per the plan and within budget. We expect to take delivery of the vessel during third quarter of this year.

With that, I’ll turn the call back to Andy.

Andy Smith:	Thank you. Coordinator, we’re ready for Q&A.

Coordinator:	Thank you. As a reminder, if you do have a question, please press star, then 1.

Our first question comes from Marshall Atkins. Your line is open.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Marshall Atkins:	Good morning, guys.

Man:	Good morning.

Marshall Atkins:	The — give me some color on the bidding activity. Have we seen any pickup at all particularly in the international markets with the resurgence of, obviously, oil prices here and what looks to be a new build-out of offshore drilling rigs?

John Reed:	Marshall, this is John. Yes, the bidding activity, as I mentioned, seems to increasing. Certainly, the dollar bid volume that we’ve seen over the last several months is increasing pretty strongly. It’s driven heavily by work in Southeast Asia and Australia. So, there is — you know, it looks to be an increasing market.

Marshall Atkins:	Can you give just some — I mean, are we talking — is it up 10% or, you know, 50%, you know, versus, say, a quarter ago?

John Reed:	I say about 20%.

Marshall Atkins:	All right, that’s good.

John Reed:	Yes.

Marshall Atkins:	How about Mexico? A lot of swirling currents there — hearing a lot of different things going on there — seems like they’re slowing down expanding on land. What’s the offshore side look like?

John Reed:	It looks like it’s going to pick up primarily next year — fourth quarter and 2012.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Marshall Atkins:	Okay, so maybe end of this year, but really more it’s an ‘012 event?

John Reed:	Yes, we’re anticipating getting into a heavier bid cycle within late this year.

Marshall Atkins:	Okay. Last question, this one’s the toughest. You know, obviously, Gulf of Mexico has been hurt by the lack of permitting. Can you give us any sense or your gut feel on how that plays out over the coming year?

John Reed:	Just gut feel, Marshall, I think that, you know, we will see some increase. There’s bound to be some pinup demand for small things as well as large things that maybe need more — dependent of permitting.

You know, I think everybody increase — thinks that the permitting will begin to increase over the year, but I think there’s some pinup demand of — as I said, of smaller projects, callout work that did not get done last year that we are...

Marshall Atkins:	Shallower stuff, I would guess?

John Reed:	Yes, shallower. Not all shallow, but a lot of that that will get released, I think, in a pretty robust fashion. That’s a gut feel.

Marshall Atkins:	Okay. But, really, it sounds like, you know, before we get to a more normalized state, you’re thinking ‘012?

John Reed:	I think so, yes.

Marshall Atkins:	Okay, great, thank you-all.

Andy Smith:	Thanks, Marshall.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Ashit Jain:	Thank you.

Coordinator:	Our next question comes from Joe Gibney from Capital One. Your line is open.

Joseph Gibney:	Thank you. Good morning.

John Reed:	Morning, Joe.

Joseph Gibney:	Andy, I was wondering if you could give the backlog disposition by region. Apologize if I missed it.

Andy Smith:	Yes, I’ve got it here. North America’s very small. Between the construction and subsidy divisions, we’re looking at about $21 million. Latin America — I’m sorry. I was misreading this. It’s $3.9 million. Latin America’s $134.1, and then Asia Pacific and Middle East is $32.8.

Joseph Gibney:	All right, that’s helpful. And just one other mechanical question, just what was the — your pretax income number in North America (OCDX), your asset disposal and impairments, just what was the clean pretax margin number?

Andy Smith:	Hang on one second. Let me pull that out. Yes.

Woman:	(Unintelligible).

Andy Smith:	$44 million? Hang on, not gross probably. Oh, yes, a net loss of $44 million.

Woman:	Oh.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Andy Smith:	Make — to make sure I’m understanding your question, Joe. You want to know what the pretax profit was for North America OCD and subsidy...

Joseph Gibney:	Correct, I used a different.

Andy Smith:	...(unintelligible) the impairments?

Woman:	Okay.

Joseph Gibney:	Correct, just you referenced it being sort of a mix between Asia Pac, Middle East, and North America OCD. I was trying to understand...

Andy Smith:	It was $2 million.

Joseph Gibney:	I’m sorry. Say again?

Andy Smith:	$2 million.

Joseph Gibney:	Okay, thank you. Last one, just any visibility on your backlog per expectations kind of next sequential quarter or into the first half of the year?

Any Smith:	You know, we would expect that the remainder of the Line 59 and Line 58 will run off in the first quarter. That’s, you know probably about $35 million. And then we’ve got some projects starting in Brazil which should increase — which should contribute a little bit to the first quarter.

So I would say in the first quarter of what’s in backlog right now we’re probably looking at about $65 million burning off in the first quarter and then the rest of it starts to bleed out the rest of the year.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

Joseph Gibney:	Helpful. I appreciate it. Thank you.

Andy Smith:	Okay, thank you.

Coordinator:	Just a reminder, to ask a question, please press star, then 1. We will allow a few moments for any questions to come in. Again, that’s star, then 1.

Craig Gilbert from Linden Advisors, your line is open.

Craig Gilbert:	Yes, good morning. Any more color...

Man:	Hey, Craig.

Craig Gilbert:	Hey, hi. Any more color you can give on Southeast Asia — maybe the competitive landscape or the supply-demand that you’re seeing out there?

John Reed:	This is John, Craig. The competitive side — there are lots of competitors — a lot of regionalized competitors in the shallow-water conventional market.

On the other side, when you include Australia, that’s a little more complex deeper water market and the competitive landscape is a little more favorable. And with the introduction of the G1200, we are beginning to bid to that market.

The overall volume’s very good. As I mentioned earlier, it’s about 50% of our bid volume.

Craig Gilbert:	Fifty percent, okay.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

John Reed:	Yes, it seems to be increasing, so it’s an active area, but that also draw lots of competition.

Craig Gilbert:	Is — and that’s primarily shallow water stuff?

John Reed:	It’s both. It’s a mix — shallow and deep.

Craig Gilbert:	Okay. Thanks very much.

John Reed:	Thanks.

Coordinator:	Graham Madison from Lazard Capital Markets, your line is open.

Graham Madison:	Hi. Good morning, guys.

John Reed:	Morning.

Andy Smith:	Morning.

Graham Madison:	So looking at the Global 1201, so you expect that to come out of the yard in the third quarter. When do you expect that to start work? I mean, would it be following a similar schedule as the 1200 where it’s starting in sort of April of next year?

John Reed:	Well, we’re bidding the vessel now. I can’t give you anything specific on when it would start. I mean, our preference is the day it’s ready, obviously, but...

Graham Madison:	Right.

GLOBAL INDUSTRIES
Moderator: Andy Smith
02-24-11/9:00 am CT
Confirmation # 1430129

John Reed:	But there is bidding activity and all I can say at this point is there are opportunities for it in 2012, so we’re actively pursuing those.

Graham Madison:	Okay, I got it. I was just thinking in terms of, you know, it would need sea trials and additional equipment and whatnot before it would be able to — would it be sort of the first quarter of 2012?

John Reed:	Well, yes, it would be ready. Hopefully — well, hopefully in the fourth quarter of 2000 — of this year it would be actually ready to work.

Graham Madison:	Okay, great. Thank you very much.

Andy Smith:	Thank you.

John Reed:	Thanks.

Coordinator:	Again, as a reminder, please press star, then 1 for any questions. We will allow a few moment for any more questions to come in. Again, that’s star, then 1.

Coordinator:	I show no questions at this time.

Andy Smith:	Okay. If there’s no more questions, then we’ll conclude our call for today. I’d like to thank everyone for joining us and for the continued interest in Global Industries. Thank you very much.

Coordinator:	Thank you for your participation today. You may disconnect at this time.
END